Exhibit 10.3

April 3, 2012

George T. Gamble 1991 Trust
c/o G. Thomas Gamble, Trustee
P.O. Box 128
Oakville, CA 94562

Re:           Registration Deferral

Dear Tom:

On March 30, 2012, Tri-Valley Corporation (“Tri-Valley”) and the George T. Gamble 1991 Trust (the “Gamble Trust”), being the holder of all three Existing Notes, entered into a Senior Secured Note and Warrant Purchase Agreement (the “Purchase Agreement”), pursuant to which the parties cancelled the Existing Notes in exchange for a new Senior Secured Note in aggregate principal amount of $3,298,309.84 (which includes interest accrued through March 1, 2012), due April 30, 2013 (the “Senior Secured Note”), plus a Warrant to purchase 3,000,000 shares of Common Stock, at an exercise price equal to $0.19 per share. Capitalized terms used in this letter without definition have the respective meanings ascribed thereto in the Purchase Agreement.

In connection with the Purchase Agreement, Tri-Valley and the Gamble Trust entered into a Registration Rights Agreement, dated March 30, 2012, pursuant to which Tri-Valley agreed to file a registration statement with the Securities and Exchange Commission (the “Commission”) within 30 days from the Closing to register the resale of the shares of Common Stock issuable upon exercise of the Warrant.  The parties desire to provide that Tri-Valley shall be obligated to file a registration statement with the Commission only after the Gamble Trust affirmatively requests Tri-Valley to do so.

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree that Tri-Valley shall only be required to file a registration statement with the Commission, to register the resale of the shares of Common Stock issuable upon exercise of the Warrant, following such time that Tri-Valley receives a written notice (the “Registration Notice”) from the Gamble Trust affirmatively requesting that Tri-Valley file such registration statement.  Tri-Valley shall have 30 days following the receipt of the Registration Notice to file a registration statement with the Commission in accordance with the terms and condition set forth in the Registration Rights Agreement, to register the resale of the shares of Common Stock issuable upon exercise of the Warrant.  The “Filing Deadline” defined in Section 2(a) of the Registration Rights Agreement shall be amended hereby to mean the last day of the 30 day period following the receipt of the Registration Notice.  Tri-Valley shall use its best efforts to have the registration statement declared effective as promptly as possible after the actual filing thereof, but in any event within 90 days from the filing date thereof.

This letter shall be construed in connection with and as part of the Registration Rights Agreement, and all terms, conditions, and covenants set forth in the Registration Rights Agreement and each other applicable instrument and agreement identified therein, as applicable, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

This letter may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

To acknowledge your acceptance of the terms of this letter, please so indicate in the space provided below.

Sincerely,

Tri-Valley Corporation

By:	/s/ Maston N. Cunningham
Maston N. Cunningham, President
and Chief Executive Officer

Accepted and agreed as of the date first above written:

GEORGE T. GAMBLE 1991 TRUST

By: /s/ G. Thomas Gamble
      G. Thomas Gamble, Trustee